Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - August 2009

Series Deal Size Expected Maturity	2003-4 $725MM 10/15/2013
Yield	14.97%
Less: Coupon	0.62%
Servicing Fee	1.50%
Net Credit Losses	10.07%
Excess Spread :
August-09	2.78%
July-09	4.33%
June-09	2.72%
Three Month Average Excess Spread	3.28%

Delinquency:
30 to 59 Days	1.60%
60 to 89 Days	0.69%
90+ Days	2.53%
Total	4.82%
Principal Payment Rate	16.06%